Exhibit 10.3
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into this 27th day of March 2018 (the “Effective Date”) by and between Nikul Patel (“Executive”) and LendingTree, Inc. (the “Company”) and LendingTree, LLC (“LTLLC” which as of the Effective Date is a wholly-owned subsidiary of the Company; LTLLC and the Company are collectively the “Company Group”)) (each a “Party” and collectively, the “Parties”).
1.Employment. LTLLC shall employ Executive and Executive agrees to be employed as Chief Strategy Officer. Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein. Further, Executive shall perform such different or other duties as may be assigned to Executive by LTLLC from time to time by its Chief Executive Officer. As a fiduciary of the Company Group, Executive will devote Executive’s full working time and best efforts to the diligent and faithful performance of such duties as may be entrusted to Executive from time to time by Company Group, and shall observe and abide by the corporate policies and decisions of the Company Group in all business matters. Executive shall work remotely from his home in Folsom, California; provided, however, that travel to the Company Group’s other offices or places of business activity may be required. Executive acknowledges that Company Group may, in its sole discretion from time to time, change Executive’s responsibilities or Executive’s direct/indirect reports without any effect hereunder.
2.Term.
(a)Initial Term. Executive’s employment shall be governed by the terms of this Agreement for the period beginning on the Effective Date and ending January 4, 2022, unless earlier terminated as provided herein (the “Initial Term”). This Agreement will expire by its terms unless renewed in the manner set forth in Section 2.b below.
(b)Renewal Terms. Upon the written request of the Executive to extend the Executive’s employment under this Agreement beyond the Initial Term or any Renewal Term at least ninety (90) days prior to the expiration of the Agreement, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall consider extending the term of this Agreement. If Executive’s request for an extension is approved by the Compensation Committee, this Agreement shall be extended by one additional year. Any such additional one-year period shall be referred to as a “Renewal Term” and, together with the Initial Term, the “Term.” In no event, however, shall Executive’s employment under this Agreement extend beyond seven (7) years. For purposes of clarity, if the Agreement is not renewed in accordance with this Section 2.b, the Agreement shall automatically expire at the end of the Term. Such expiration shall not entitle Executive to any compensation or benefits except as earned by Executive through the date of expiration of the Term. For the avoidance of doubt, following the expiration of the Term, any continued employment of Executive by LTLLC will be on an “at will” basis.
3.Compensation. LTLLC shall pay and Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the items listed below. LTLLC shall have no obligation to pay any such compensation for any period after the termination of Executive’s employment, except as otherwise expressly provided.
(a)Base Salary. Base salary, paid pursuant to LTLLC’s normal payroll practices, at an annual rate of $390,000 or such other rate as may be established prospectively by the Company from time to time (“Base Salary”). All such Base Salary payments shall be subject to deduction and withholding authorized or required by applicable law.
(b)Annual Bonus Award. During the Term, the Executive shall be eligible to receive a target annual bonus award (“Annual Bonus”) of up to 65% of Executive’s Base Salary (“Annual Bonus Percentage”) with respect to each fiscal year of the Company (each a “Performance Year”) during the Term. The terms and conditions of the Annual Bonus, including the applicable performance criteria for a Performance Year, and the amount of the Annual Bonus payable to the Executive for a Performance Year, if any, shall be determined pursuant to an annual bonus plan for executive employees (the “Annual Bonus Plan”). If more than one Base Salary was in effect during the Performance Year, the Annual Bonus Percentage (after it is determined pursuant to the Annual Bonus Plan), will be multiplied by each Base Salary in effect during the Performance Year, on a pro rata basis. The Company may amend the Bonus Plan from time to time in its sole discretion. Except as expressly provided in this Agreement, the Annual Bonus will be paid in accordance with the Annual Bonus Plan, and is subject to discretionary adjustments based on individual performance. Executive shall not earn an Annual Bonus or any portion thereof if Executive is not employed under this Agreement on the applicable date specified for payment in the Annual Bonus Plan, except as set forth in the Annual Bonus Plan.
4.Additional Terms. Attached as Exhibit A hereto and deemed a part hereof is the LendingTree Additional Terms and Conditions of Employment Agreement (the “Additional Terms”), all of the terms of which are incorporated herein by reference and are binding on the Parties.

5.Entire Agreement; Amendments. This Agreement, which includes the Additional Terms and the exhibits thereto, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by all Parties.
By their signature below, the Parties acknowledge and agree that they have carefully read each and every provision of this Agreement, including the Additional Terms and the exhibits thereto, that they understand its terms, that all understandings and agreements between them relating to the subjects covered in this Agreement are contained in it, and that they have entered into the Agreement voluntarily. Executive further acknowledges and agrees that Executive has been advised to and given the opportunity to discuss this Agreement with Executive’s private legal counsel and Executive has taken advantage of that opportunity to the extent Executive wished to do so.
IN WITNESS WHEREOF, the Company Group has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement as of the Effective Date.

LENDINGTREE, INC.

By:	/s/ Claudette Parham
Name:	Claudette Parham
Title:	Chief Human Resources and Administrative Officer

LENDINGTREE, LLC

By:	/s/ Claudette Parham
Name:	Claudette Parham
Title:	Chief Human Resources and Administrative Officer

EXECUTIVE

By:	/s/ Nikul Patel
Name:	Nikul Patel
Title:	Chief Strategy Officer

EXHIBIT A
LENDINGTREE ADDITIONAL TERMS AND CONDITIONS OF
EMPLOYMENT AGREEMENT

1.Definitions:
(a) “Accrued Obligations” means the sum of (i) Executive’s earned but unpaid Base Salary through the date of termination, (ii) in the case of termination for Death or Disability only, any portion of Executive’s unpaid Annual Bonus relating to a previously completed Performance Year, (iii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any, (the “Deferred Compensation”, and (iv) reimbursements that Executive is entitled to receive under Section 8 of these Additional Terms.
(b)“Cause” shall be determined by LTLLC in its discretion and includes (i) Executive’s fraud, dishonesty, theft, or embezzlement, (ii) misconduct by Executive injurious to the Company Group or any of its affiliates, (iii) Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude, (iv) Executive’s competition with the Company Group or any of its affiliates; (v) Executive’s unauthorized use of any trade secrets of the Company Group or any of its affiliates or Confidential Information (as defined in the Confidentiality Agreement), (vi) a material violation by Executive of any policy, code or standard of ethics generally applicable to employees of the Company Group, (vii) Executive’s material breach of fiduciary duties owed to the Company Group, (viii) Executive’s excessive and unexcused absenteeism unrelated to a disability, (ix) following written notice and a reasonable opportunity to cure, gross neglect by Executive of the duties assigned to Executive, or (x) Executive’s failure or refusal to cooperate in any Company investigation.
(c)“Disability” means a medical condition, whether physical or mental, that renders, and for a consecutive six-month period has rendered, Executive unable to perform the essential functions of Executive’s position, with or without reasonable accommodation.  A return to work of less than 14 consecutive days will not be considered an interruption in Executive’s six consecutive months of disability.  Disability will be determined by LTLLC on the basis of medical evidence satisfactory to LTLLC.
(d)“Good Reason” means the occurrence of any of the following without Executive’s written consent: (i) material adverse change in the office to which Executive reports from that in effect immediately following the Effective Date, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company Group or that is authorized pursuant to this Agreement and further excluding a change in the office to which Executive reports due to internal restructuring, realignment or the resignation, promotion, demotion or a reorganization of managers within, or a sale of, the Company Group; (ii) material reduction in Executive’s annual base salary (except as part of an enterprise wide reduction of salaries for all similarly situated executives); or (iii) relocation of Executive’s principal place of business more than 50 miles from the location of the principal office from which Executive conducts Executive’s principal activities. In order to resign employment for Good Reason, Executive must notify the Company Group in writing within fifteen (15) days of the initial existence of any event falling under (i) - (iv) and such notice shall describe in detail the facts and circumstances explaining why Executive believes a Good Reason event has occurred. The Company Group shall then have sixty (60) days following its receipt of such notice to cure or remedy such alleged Good Reason event such that Good Reason will not be deemed to exist for such event. If the event remains uncured or is not remedied by the Company Group within such sixty (60) day period and if Executive’s employment has not otherwise been terminated, then a Qualifying Termination shall automatically occur on the first business day following the end of such sixty (60) day cure/remedy period.
(e)“Pro-Rated Annual Bonus” means a cash lump-sum payment in an amount equal to the pro-rated portion of Executive’s Annual Bonus for the Company’s fiscal year in which the Qualifying Termination occurs based on actual performance achieved for such year (as if the entire Annual Bonus was based solely on the applicable Company performance metrics and without regard to any assessment of personal performance), with such proration based on the ratio of the number of days employed during such year to 365.
(f)“Qualifying Termination” means a termination of Executive’s employment with LTLLC prior to the expiration of the Term by Executive for Good Reason or by the Company Group without Cause (other than for death or Disability).
(g)“Release of Claims” means a general release of all known and unknown claims against the Company Group and their affiliates in the form attached hereto as Exhibit 1, as updated by the Company to reflect changes in the law.
2.Resignation from Officer and Director Roles. Effective as of the termination of Executive’s employment with the Company, regardless of the reason for or the timing of such termination, Executive agrees to and shall be deemed to have resigned effective immediately from all roles Executive holds with the Company Group, including without limitation as an officer or director. Such resignations shall not limit or otherwise waive any rights Executive may have to payments and benefits under this Agreement.
3.Termination Due to Disability or Death.
(a)Disability. If at any time during the Term of this Agreement, Executive incurs a Disability, then Executive’s employment shall be immediately terminated as of the date of Executive’s Disability. Upon Executive’s Disability, LTLLC shall pay Executive the Accrued Obligations; provided that Annual Bonus awards relating to a previously-completed Performance Year shall be paid on the date that such awards are paid by LTLLC to other similarly situated executives in accordance with the Annual Bonus Plan.
(b)Death. If Executive should die during the Term, Executive’s employment and the Company Group’s obligations hereunder shall terminate as of Executive’s death. In such event, LTLLC shall pay Executive’s estate the Accrued Obligations; provided that Annual Bonus awards relating to a previously completed Performance Year shall be paid on the date that such awards are paid by LTLLC to other similarly situated executives in accordance with the Annual Bonus Plan.
4.Termination by the Company Group During the Term.
(a)Cause. The Company Group may terminate the employment of Executive under this Agreement during its Term for Cause. In such event, LTLLC shall pay Executive the Accrued Obligations. Executive shall retain only such rights to participate in other benefits as are required by the terms of those plans, the Company Group’s policies, or applicable law.
(b)Termination by the Company Group other than for Death, Disability or Cause. Upon a Qualifying Termination that is not upon or at any time during the 12-month period following the occurrence of a Change of Control, LTLLC shall pay Executive the amounts described below. For the avoidance of doubt, expiration of the Term is not a Qualifying Termination. Notwithstanding the foregoing, Executive shall receive the payments and benefits described in subsections (ii) - (iv) below only if Executive executes and does not revoke a Release of Claims and Executive complies with the restrictive covenants set forth in the Confidentiality Agreement attached hereto as Exhibit 1. If Executive does not execute the Release of Claims within sixty (60) days following the Qualifying Termination, or if Executive revokes the Release of Claims (the end of the permitted revocation period following execution without revocation being exercised, the “Release Effective Date”), Executive shall not be entitled to the payments and benefits described in subsections (ii) - (iv) below.
(i)Any Accrued Obligations.
(ii)An amount equal to one (1) year of Executive’s then-current Base Salary, payable in installments on LTLLC’s regularly scheduled payroll dates over the one (1) year period following the date of such Qualifying Termination (“Salary Continuation Payments”) beginning on the regularly scheduled payroll date immediately following the effective date of the Release of Claims. Notwithstanding the foregoing, if the Salary Continuation Payments are determined to be “nonqualified deferred compensation” that is subject to Section 409A (as defined below), then the first installment shall be made on the sixtieth (60th) day following the date of Executive’s Qualifying Termination and shall include the amount of all payments that would have been made after the effective date of the Release of Claims but before the sixtieth (60th) day following such Qualifying Termination, and the remaining Salary Continuation Payments shall be payable in installments on LTLLC’s regularly scheduled paydays following the sixtieth (60th) day following such Qualifying Termination.
(iii)If Executive properly elects COBRA continuation coverage, the Company will reimburse Executive for his COBRA premiums on the same terms and conditions, and at the same level in effect at the time of termination of Executive’s employment, upon submission of proof of payment, until the earlier of: (1) one (1) year from the date of Executive’s loss of coverage, or (2) the date Executive obtains replacement health care coverage through a new employer.
(iv)Executive’s (a) then outstanding unvested Restricted Stock Units (“RSUs”) or Restricted Stock issued pursuant to the 2008 Plan and scheduled to vest within nine months of the Qualifying Termination, if any, shall become vested on the effective date of the Release of Claims, and (b) then outstanding unvested Options to purchase common stock (“Options”) issued pursuant to the 2008 Plan and scheduled to vest within nine months of the Qualifying Termination, if any, shall become vested and exercisable on the effective date of the Release of Claims. Notwithstanding the foregoing, this subsection (iv) shall not apply to any award under the 2008 Plan to the extent such award expressly states that its vesting acceleration terms take precedence over anything to the contrary in an employment agreement. All RSUs that vest pursuant to this subsection (iv) shall be settled in accordance with the grant terms of such RSUs. All Options that vest pursuant to this subsection (iv) shall remain exercisable only to the extent permitted under the grant terms of such Options. All other unvested RSUs, Restricted Stock and Options issued to Executive pursuant to the 2008 Plan and which are not covered by the foregoing clauses (a) and (b) shall terminate without consideration as of the date of such Qualifying Termination. Additionally, if the Release of Claims does not take effect, then the RSUs or Options that were covered by the foregoing clauses (a) and (b) shall terminate without consideration as of the 61st day following the date of such Qualifying Termination.
Notwithstanding the foregoing, if Executive obtains other employment or is otherwise compensated for services during the period in which Executive is receiving Salary Continuation Payments (the “Severance Period”), LTLLC’s obligation to make future payments to Executive under subsections (ii) and (iii) above shall be offset against any compensation earned by Executive as a result of employment with or services provided to a third party; notwithstanding the above, Executive shall receive a guaranteed minimum Salary Continuation Payment of Five Hundred Dollars ($500.00) regardless of any compensation earned from third parties during the Severance Period (“Guaranteed Minimum Severance Payment”). Executive agrees to inform the Company Group promptly of Executive’s employment status and any amounts so earned during the Severance Period. Further, LTLLC’s obligation to make payments under subsections (ii) and (iii) above shall immediately cease in the event that Executive breaches the terms of this Agreement (including these Additional Terms) or the Confidentiality Agreement, including but not limited to Executive’s obligations set forth in Section 9 of this Agreement. Executive acknowledges and agrees that the payments described in Section 3(b) above, or any portion thereof, including without limitation the Guaranteed Minimum Severance Payment, constitute good and valuable consideration for the Release of Claims.
5.Termination After the Term. If Executive’s employment continues beyond the Term, Executive’s employment shall be at will. In other words, after the Term, the Company Group and Executive may terminate the employment relationship at any time, for any reason, with or without cause. The Company Group retains the right to transfer, demote, or suspend Executive without cause and without notice, at any time. If Executive’s employment is terminated after the Term, regardless of whether the termination was with or without Cause, or by Executive for “Good Reason, Executive shall be entitled to receive only the Accrued Obligations.
6.Change of Control. For purposes of this Agreement, a “Change of Control” results when: (i) any person or entity, other than Doug Lebda or persons or entities having beneficial ownership of securities of the Company also beneficially owned by Doug Lebda, becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power of all of the Company’s then outstanding voting securities, (ii) a merger or consolidation of the Company in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company. For purposes of defining Change of Control, “Company” refers to LendingTree, Inc. as a whole and does not apply to events only affecting specific businesses or subsidiaries of LendingTree, Inc. To the extent necessary to comply with Section 409A (as defined below), a Change of Control must also constitute a “change in control event” within the meaning of Section 409A.
(a)If a Change of Control occurs while Executive is employed by LTLLC then the following benefits will be provided to Executive automatically upon the Change of Control: (i) all then-outstanding unvested equity awards held by Executive that are scheduled to vest based solely on time will become fully vested and immediately exercisable immediately prior to such Change of Control; and (ii) all then-outstanding unvested Company compensatory equity awards held by Executive that are subject to performance-based vesting will vest based on the actual level of achievement of the applicable performance goals measured as of (or within five business days before) the date of such Change of Control; provided, that any portion of the award that does not vest as of such date will be forfeited without consideration upon the Change of Control;
(b)In the event that Executive experiences a Qualifying Termination upon or at any time during the 12-month period following the occurrence of a Change of Control, then Executive will receive (x) payment of the Accrued Obligations within thirty (30) days of such termination (or earlier, to the extent required by applicable law) and (y) the payments and benefits described in clauses (i) through (iii) below, but (with respect to clauses (i) through (iii) below) only if Executive timely executes and does not revoke the Release of Claims and Executive complies in all material respects with Executive’s obligations under the Confidentiality Agreement, as defined below. If Executive does not execute the Release of Claims within sixty (60) days following the date of such Qualifying Termination, or if Executive revokes the Release of Claims before the Release Effective Date, Executive will not be entitled to the payments and benefits described in clauses (i) through (iii) below. For avoidance of doubt, if Executive experiences a Qualifying Termination upon or at any time during the 12-month period following the occurrence of a Change of Control, then Executive will not be eligible to receive any payments or benefits under Section 3(b) herein. There is no requirement for Executive to mitigate the benefits provided in clauses (i) through (iii) below.
(i)A cash lump sum severance payment in an amount equal to the sum of (x) 200% of Executive’s then-current Base Salary plus (y) 200% of Executive’s target annual bonus for the bonus program in effect for Executive for the year in which Executive’s employment terminates plus (z) the Pro-Rated Annual Bonus, payable on the regularly scheduled payroll date immediately following the Release Effective Date;

(ii)With respect to Executive’s then-outstanding vested stock options, Executive will be able to exercise such vested stock options until the earliest of (x) their applicable expiration date, (y) the date of a change of control of the Company in which the applicable stock option is not being assumed, continued, substituted for or otherwise replaced as of such change of control, or (z) the second anniversary of the date of Qualifying Termination; and
(iii)Subject to the terms and conditions of Section 3(b)(iii), Executive will be entitled to receive the continuation of health care coverage benefit under Section 3(b)(iii).
(c)To the extent that Executive and the Company are parties to a Change of Control Letter Agreement, such prior agreement is hereby superseded and terminated as of the Effective Date and is of no further force or effect.
7.Confidentiality, Work Product and Restrictive Covenant Agreement. As a condition of Executive’s employment, Executive agrees to execute the Confidentiality, Work Product and Restrictive Covenant Agreement (the “Confidentiality Agreement”) attached hereto as Exhibit 2. Executive agrees and acknowledges that the benefits received by Executive pursuant to this Agreement, including but not limited to those set forth in Section 3 of this Exhibit A, constitute good and valuable consideration for Executive’s obligations under the Confidentiality Agreement.
8.Employee Benefits.
(a)Paid Time Off. During the Term, Executive shall be entitled to take paid time off, in accordance with applicable plans, policies, programs, practices and legal requirements applicable to similarly-situated employees generally.
(b)Other. Executive shall be entitled to such other benefits, payments, or items of compensation as are provided under the employee benefit plans of LTLLC or as are made available from time to time under compensation policies set by LTLLC for management employees of LTLLC having similar salary and level of responsibility. Employee acknowledges that Employee’s eligibility for and participation in any such plan or program shall be subject to and controlled by the terms and conditions of such plans and programs, and that LTLLC makes no representation or agreement that any particular plan currently exists, will be maintained (in its present form, or at all), or will be established in the future.
9.Reimbursement. The Company Group shall reimburse Executive, in accordance with applicable law and the general policies and practices of the Company Group as in effect from time to time, for reasonable out-of-pocket expenses incurred by Executive in the ordinary course of business, including without limitation, the Company Group’s standard mileage allowance for business use of any personal vehicle, business related travel, customer entertainment, and professional organizations.
10.Actions After Termination. Executive agrees that for one (1) year following Executive’s termination of employment, regardless of the reason for the termination, Executive will continue to make himself or herself available for reasonable consultation with the Company Group and the Company Group’s agents and employees regarding Executive’s prior work for the Company Group. In addition, Executive shall make himself or herself reasonably available for interviews by the Company Group’s counsel, depositions, and/or appearances before courts or administrative agencies upon the Company Group’s reasonable request. Executive agrees that if at any time following termination Executive is contacted by any government agency, regulator or bureau, by any stock or listing exchange or any self-regulatory organization, or by any customer of the Company Group, with reference to the Company Group’s business, or by any person contemplating or maintaining any claim or legal action against the Company or LTLLC, or by any agent or attorney of such person, Executive will, to the fullest extent permitted by law, promptly notify the Company Group of the substance of Executive’s communications with such person and shall cooperate with the Company Group in defense of such claim or legal action. The Company Group agrees to reimburse any reasonable third party expenses incurred by Executive in connection with this Section 9, provided that such expenses shall have been preapproved in writing by the Company Group.
11.Taxes. All payments made under this Agreement shall be subject to the Company Group’s withholding of all required foreign, federal, state and local income and employment/payroll taxes, and all payments shall be net of such tax withholding.
12.Recoupment. Notwithstanding anything to the contrary in this Agreement, any payments made or granted pursuant to this Agreement shall be subject to any recoupment or clawback policy that may be adopted by the Company Group from time to time and to any requirement of applicable law, regulation or listing standard that requires the company to recoup or claw back compensation paid.
13.Non-Disparagement. From and after a Qualifying Termination (a) Executive agrees not to disparage the Company Group or any officers, directors, employees, shareholders, parent companies, affiliates or agents of the Company Group (each an “Employer Party”); and (b) Company Group agrees not to disparage Executive. For purposes of this Section, “disparage” means to make a negative statement in any manner that is intended to be or is likely to be harmful to an Employer Party or Executive, such party’s business or business reputation or personal reputation; provided that nothing in this Agreement is intended to prohibit or shall prohibit Executive or Company Group from providing truthful information or testimony in connection with any legal or regulatory investigation or proceeding. This Agreement shall cover all forms of disparagement, direct or indirect, through any medium or in any venue.
14.Section 280G Limitation. Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company Group or any affiliates making such payment or providing such benefit as a result of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments required by any similar reduction or elimination provision contained in such other plan, arrangement or agreement), the portion of the Total Payments that does not constitute “nonqualified deferred compensation” under Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero) with, in each case, cash payments being reduced before non-cash payments (and, within each category, payments to be paid last being reduced first); provided, however, that such reduction shall only be made if the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under Section 4999 of the Code on such unreduced Total Payments). Any determination required to be made under this Section shall be made by independent tax counsel reasonably acceptable to both Executive and the Company, and shall be paid for by the Company (“Tax Counsel”).
It is possible that, after the determinations and selections made pursuant to the foregoing paragraph, Executive will receive payments and/or benefits that are, in the aggregate, either more or less than the amount determined under such paragraph (hereafter referred to as an “Excess Payment” or “Underpayment”, as applicable). If Tax Counsel determines that an Excess Payment has been made, then Executive shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. If Tax Counsel determines that an Underpayment has occurred, the Company Group shall promptly (but in any event within ten (10) days of such determination) pay to Executive an amount equal to the Underpayment, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive had the provisions of the foregoing paragraph not been applied until the date of payment.
15.Section 409A. The Parties intend that any amounts payable hereunder shall comply with or be exempt from Section 409A of the Code (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment. Executive and the Company Group agree to negotiate in good faith to make amendments to the Agreement, as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither Executive nor the Company Group shall have the right to accelerate or defer the delivery of any such payments or benefits except (i) where payment may be made within a certain period of time, the timing of payment within such period will be in the sole discretion of the Company Group, and (ii) to the extent specifically permitted or required by Section 409A. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. Notwithstanding anything in this Agreement to the contrary, if Executive is considered a “specified employee” under Section 409A upon Executive’s separation from service and if payment of any amounts on account of Executive’s separation from service under this Agreement is required to be delayed for a period of six months after separation from service in order to avoid taxation under Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within five business days after the end of the six-month delay period. If Executive dies during the six-month delay period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit. While it is intended that all payments and benefits provided to Executive under this Agreement will be exempt from or comply with Section 409A, the Company Group makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Section 409A. The Company Group will have no liability to Executive or any other party if a payment or benefit under this Agreement or otherwise is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Executive further understands and agrees that Executive will be entirely responsible for any and all taxes imposed on Executive as a result of this Agreement.
16.Confidentiality. The Parties represent and agree they will keep the terms of this Agreement completely confidential, and that none of the Parties will hereafter disclose any information concerning the terms of this Agreement to anyone, including, but not limited to, the public, press and media representatives, investors, and any past, present or prospective employee or applicant for employment of the Company Group; provided that:
(a)The Company Group may disclose the terms of this Agreement to the extent required by applicable securities laws, regulations and interpretations of the Securities and Exchange Commission or the rules of any stock exchange upon which the Company Group’s securities trade;
(b)Executive may disclose information regarding Executive’s wages solely as permitted by under California Labor Code section 232, and information regarding this Agreement to Executive’s immediate family, financial and tax advisors, and legal counsel, but Executive shall be responsible for any disclosure made by such persons in violation hereof;
(c)The Company Group may disclose information as is necessary for the administration of the Agreement; and
(d)Any Party may take any action authorized hereby or by law to enforce this Agreement or to recover damages for its breach, and no disclosure incidental thereto or made as a result of legal process (such as, for example, responses to interrogatories, subpoenas or other legal process) shall be deemed a violation hereof.
17.Agreement to Arbitrate. The Parties agree to resolve all disputes with each other as set forth the Executive Dispute Resolution Agreement that is attached hereto as Exhibit 3 and incorporated herein by reference.
18.Assignment. This Agreement is personal in its nature and none of the Parties hereto may, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of a merger, consolidation, transfer, reorganization, or sale of all, substantially all or a substantial portion of the assets of the Company or LTLLC with or to any other individual or entity, this Agreement will, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor (including the Company upon assignment of this Agreement) must discharge and perform all the promises, covenants, duties, and obligations of the Company Group hereunder, and all references herein to the “Company” or “LTLLC” or “Company Group” will refer to such successor.
19.Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or by hand delivery, or by overnight delivery by a national recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given which received by recipient (or if receipt is refused by recipient, when so refused):

If to the Company Group:	LendingTree, Inc. 11115 Rushmore Dr. Charlotte, NC 28277 Attn: Chief Human Resources and Administrative Officer

If to Executive:	At the most recent address for Executive on file with the Company Group.

Any Party may change such Party’s address for notices by notice duly given pursuant hereto.
20.Invalid Provisions. It is not the intention of any Party to violate any public policy, or any statutory or common law. If any sentence, paragraph, clause or combination of the same in this Agreement is in violation of the law of any State where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of the Agreement shall remain binding on the Parties. However, the Parties agree, and it is their desire that a court should substitute for each such illegal, invalid or unenforceable covenant a reasonable and judicially-enforceable limitation in its place, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the Parties themselves in the modified form.
21.Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

22.Survival. Upon any termination of this Agreement or of Executive’s employment, the provisions of Sections 5, 7, and 10 through 23 of this Exhibit A to the Agreement, the General Release (Exhibit 1), the Confidentiality Agreement (Exhibit 2), and the Executive Dispute Resolution Agreement (Exhibit 3) shall survive to the extent necessary to give effect to the provisions thereof.
23.Governing Law; Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement and any dispute arising hereunder shall be determined and governed by the laws of the state in which the principal office from which Executive conducts Executive’s principal activities is located at the time of Executive’s termination of employment or at the time the dispute arises if prior to termination of employment (“Applicable State”). Any litigation in court permitted under this Agreement shall be brought by any Party exclusively in the Applicable State. In addition, and to the extent permitted by the law of the Applicable State, the Parties irrevocably waive any right to a trial by jury in any such action related to this Agreement.
IN WITNESS WHEREOF, the Parties hereto have executed and delivered these Additional Terms and Conditions of Employment Agreement as of the date(s) written below.

LENDINGTREE, INC.

By:	/s/ Claudette Parham
Name:	Claudette Parham
Title:	Chief Human Resources and Administrative Officer

LENDINGTREE, LLC

By:	/s/ Claudette Parham
Name:	Claudette Parham
Title:	Chief Human Resources and Administrative Officer

EXECUTIVE

By:	/s/ Nikul Patel
Name:	Nikul Patel
Title:	Chief Strategy Officer

Exhibit 1
General Release Agreement

Exhibit 2
Confidentiality. Work Product and Restrictive Covenant Agreement

Exhibit 3
Executive Dispute Resolution Agreement